Exhibit 15.1

CONSENT LETTER

To   Luckin Coffee Inc.

28th Floor, Building T3, Haixi Jingu Plaza

1-3 Taibei Road

Siming District, Xiamen City, Fujian

People’s Republic of China, 361008

June 30, 2021

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 4. Information on the Company— B. Business Overview”, “Item 4. Information on the Company— C. Organizational Structure” and “Item 10. Additional Information— E. Taxation” in Luckin Coffee Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We further consent to the incorporation by reference of the summaries of our opinions under these headings into Luckin Coffee Inc.’s registration statement on Form S-8 (File No. 333-232089) that was filed on June 13, 2019. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2019.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ King & Wood Mallesons
King & Wood Mallesons